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EXHIBIT 99.4

AMENDMENT NO. 1 (2002-1)
TO THE
TRAVELERS 401(K) SAVINGS PLAN

        WHEREAS, Travelers Property Casualty Corp. (the "Company") established the Travelers 401(k) Savings Plan (the "Plan") effective August 20, 2002 (the "Effective Date"); and

        WHEREAS, the Plan received an asset transfer from the Citigroup 401(k) Plan, and, in conjunction therewith, assumed the liability for benefits previously provided under the Citigroup 401(k) Plan with respect to Participants in the Plan on the Effective Date; and

        WHEREAS, the Company desires to clarify the plan document with respect to the manner in which certain operational issues will be handled, including: (i) non-discrimination testing for the 2002 Plan Year, (ii) 2002 Plan Year matching contributions for certain employees who actively participated in the Citigroup 401(k) Plan during 2002 and, subsequent to the Effective Date, became Participants in the Plan during 2002; (iii) voting or tendering of shares of mutual funds held by the Trust; and (iv) restrictions of investment changes with respect to Company common stock in order to comply with applicable law or internal Company rules.

        NOW THEREFORE BE IT RESOLVED, that pursuant to Section 12.01 of the Plan, the Company hereby amends the Plan, effective as of the Effective Date of the Plan, as follows:

  1.
  The definitions of ACP and ADP, as set forth in Section 2.01, are restated in their entirety as follows:

    "ACP" means, for any Plan Year being tested, the average of the ratios described below calculated separately as of the last day of such current Plan Year for each Participant. Notwithstanding the preceding sentence, if a timely election is made, the ratio for each Participant who is an NHCE will be calculated as of the last day of the prior Plan Year. Such ratio for each such Participant shall be the ratio of the amount of any matching contributions made on behalf of the Participant for such Plan Year to the Taxable Wages received by the Participant for such Plan Year (the "Contribution Percentage"). Notwithstanding the foregoing, instead of using Taxable Wages to determine such Contribution Percentages, the Committee in its discretion may select an alternative definition of compensation permitted under Sections 414(s) of the Code. At the election of the Committee, Qualified Non-Elective Contributions and Before-Tax Contributions may be included in such Contribution Percentage for purposes of the ACP test in accordance with Section 401(m) of the Code and the Treasury Regulations thereunder, provided, the ADP test is satisfied following the exclusion of such Before-Tax Contributions that are used to meet the ACP test. The ACP and the ratios used to determine such percentage shall be calculated to the nearest one-hundredth of one percent.

    "ADP" means, for any Plan Year being tested, the average of the ratios described below calculated separately as of the last day of such current Plan Year for each Participant. Notwithstanding the preceding sentence, if a timely election is made, the ratio for each Participant who is an NHCE will be calculated as of the last day of the prior Plan Year. Such ratio for each such Participant shall be the ratio of the amount of any Before-Tax Contributions made on behalf of the Participant for such Plan Year to the Taxable Wages received by the Participant for such Plan Year (the "Deferral Percentage"). Notwithstanding the foregoing, instead of using Taxable Wages to determine such Deferral Percentages, the Committee in its discretion may select an alternative definition of compensation permitted under Sections 414(s) of the Code. At the election of the Committee, Qualified Non-Elective Contributions and Qualified Matching Contributions may be included in such Deferral Percentage for purposes of the ADP test in accordance with Section 401(k) of the Code and the Treasury Regulations thereunder. The ADP and the ratios used to determine such percentage shall be calculated to the nearest one-hundredth of one percent.

    Notwithstanding any provision of the Plan to the contrary, for the 2002 Plan Year, ADP shall be determined as set forth above based on the period January 1, 2002 through December 31, 2002, and shall include any deferrals that would have been included as "Before-Tax Contributions" under the Citigroup 401(k) Plan.

  2.
  Section 5.05(a) is restated in its entirety as follows:

  5.05
  Company Matching Contributions.

  (a)
  A Company Matching Contribution shall be made for a Plan Year and credited to the Company Matching Contribution Account for each Participant who:

  (1)
  is employed by an Employer on the first day of such Plan Year, provided, an active participant in the Citigroup 401(k) Plan in 2002 who thereafter becomes a Participant in this Plan in 2002, shall be deemed to have been employed by an Employer on the first day of 2002;

  (2)
  has Look-Back Earnings with respect to such Plan Year in an amount which is less than or equal to $100,000;

  (3)
  is employed by an Affiliated Company on the last day of such Plan Year, provided, a Participant who incurs a Termination of Employment which constitutes a Qualifying Termination during such Plan Year shall become entitled to a Company Matching Contribution as of the last day of such Plan Year to the same extent such Participant would otherwise be entitled to such contribution if he were employed by an Affiliated Company as of the last day of such Plan Year; and

        (4)
        is either

        (A)
        a Full-Time Employee who has completed at least one full year of employment with his Employer prior to the last day of such Plan Year; or

        (B)
        a Part-Time Employee who first became a Participant on or prior to July 1 of such Plan Year.

          For purposes of determining whether a Participant has satisfied the conditions of this Subsection (a)(4), an active participant in the Citigroup 401(k) Plan in 2002 who thereafter becomes a Participant in this Plan during 2002 shall receive credit under this Plan for service credited under the Citigroup 401(k) Plan.

  3.
  Section 5.05(b) is restated in its entirety as follows:

  (b)
  Except as provided in Subsection (c) below, for a Participant satisfying the conditions of Subsection (a) above,

  (1)
  with Look-Back Earnings for the Plan Year in an amount which is less than or equal to $50,000, the Company Matching Contribution for such Plan Year shall be a matching contribution equal to 300% of the Before-Tax Contributions made on behalf of such Participant for such Plan Year;

  (2)
  with Look-Back Earnings for the Plan Year in an amount which is greater than $50,000 and less than or equal to $75,000, the Company Matching Contribution for such Plan Year shall be a matching contribution equal to 200% of the Before-Tax Contributions made on behalf of such Participant for such Plan Year; and

  (3)
  with Look-Back Earnings for the Plan Year in an amount which is greater than $75,000 and less than or equal to $100,000, the Company Matching Contribution for such Plan Year shall be a matching contribution equal to 100% of the Before-Tax Contributions made on behalf of such Participant for such Plan Year;

      provided; however, in no event shall the amount of (i) any Before-Tax Contribution include any Catch-up Contribution, and (ii) any such Company Matching Contribution exceed the lesser of (A) 3% of the Participant's

      Compensation for such Plan Year or (B) $1,500; and further provided, the Company Matching Contribution for the 2002 Plan Year shall be a matching contribution equal to the applicable percentage rate determined under (1), (2) or (3) above of the sum of the Before-Tax Contributions under this Plan and the "Before-Tax Contributions" under the Citigroup 401(k) Plan made on behalf of such Participant for the 2002 Plan Year.

      Notwithstanding the above, if a Participant is eligible to receive a "Company Matching Contribution" under the Citigroup 401(k) Plan for the 2002 Plan Year, the amount of his or her Company Matching Contribution under this Plan for the 2002 Plan Year shall be the difference between the amount calculated above and the amount of the "Company Matching Contribution" credited under the Citigroup 401(k) Plan.

  4.
  Section 5.06(a) is restated in its entirety as follows:

  5.06
  Actual Deferral Percentage Test.

  (a)
  Before-Tax Contributions for a Plan Year shall be made in a non-discriminatory manner and shall satisfy either of the tests in (1) or (2) below:

  (1)
  The ADP for Participants who are HCEs is not more than the ADP for Participants who are NHCEs multiplied by 1.25; or

  (2)
  The excess of the ADP for Participants who are HCEs over the ADP of Participants who are NHCEs is not more than 2 percentage points, and the ADP for the Participants who are HCEs is not more than the ADP for the Participants who are NHCEs multiplied by 2.

  5.
  Section 5.07(a) is restated in its entirety as follows:

  5.07
  Actual Contribution Percentage Test.

  (a)
  Matching contributions for a Plan Year shall be made in a nondiscriminatory manner and shall satisfy either of the tests in (1) or (2) below:

  (1)
  The ACP for Participants who are HCEs is not more than the ACP for Participants who are NHCEs multiplied by 1.25, or

  (2)
  The excess of the ACP for Participants who are HCEs over the ACP of the Participants who are NHCEs is not more than 2 percentage points, and the ACP for Participants who are HCEs is not more than the ACP for Participants who are NHCEs multiplied by 2.

  6.
  Section 7.07 is restated in its entirety as follows:

  7.07
  Voting of Shares or Units Attributable to Investment Funds. A Participant shall have no discretion or authority to vote or tender, as applicable, shares or units contained within each of the separate Investment Funds maintained by the Trustee pursuant to this Article VII, except as provided in Article XI with respect to the Citigroup Common Stock Fund, the Travelers Class A Common Stock Fund and the Travelers Class B Common Stock Fund. Shares or units contained within each of the separate Investment Funds, other than the Citigroup Common Stock Fund, the Travelers Class A Common Stock Fund and the Travelers Class B Common Stock Fund, shall be voted or tendered, as applicable, by any officer of the Company who has been duly authorized to so act by the Investment Committee.

  7.
  Section 7.08 is restated in its entirety as follows:

  7.08
  Investment Restrictions. All Investment Funds available under the Plan shall be subject to any issuer imposed restrictions or limitations. Other restrictions or limitations may be imposed by the Investment Committee including but not limited to the following: (i) equity wash rules as promulgated from time to time may restrict the transfer of such portion of a Participant's Account that is invested in a restricted Investment Fund such as the Stable Value Fund from being reinvested in another Investment Fund emphasizing fixed income investments; (ii) no more than four transfers per month into or out of the Travelers Class A Common Stock Fund and no more than four transfers per month into or out of the Travelers Class B Common Stock Fund shall be permitted; and (iii) restrictions on investment changes regarding the Travelers Class A Common Stock Fund and the

      Travelers Class B Common Stock Fund in order to comply with applicable law or internal Company rules regarding trading in Travelers Class A Common Stock and Travelers Class B Common Stock.

        IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and effective this 5th day of March, 2003.

TRAVELERS PROPERTY CASUALTY CORP.
By:	/s/ DIANE D. BENGSTON Diane D. Bengston Senior Vice President

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AMENDMENT NO. 1 (2002-1) TO THE TRAVELERS 401(K) SAVINGS PLAN